Exhibit 99.2

Bitmine Immersion Technologies, Inc. (NYSE: BMNR, NYSE: BMNP)

Chairman’s Message — October 2026

“The Crypto Bull Market Is Underway and the Cycle Is Likely to Be the Largest”

Video Transcript

Tom Lee: Hi there, this is Tom Lee. I’m the Chairman of Bitmine Immersion Technologies, and this is our Chairman’s Message for the month of October 2026. The title of my presentation is “The Crypto Bull Market Is Underway, and the Cycle Is Likely to Be the Largest.”

There’s a few things I want to cover. The first is to explain to you why a full-blown crypto bull market is underway. Foremost, we have institutions like Franklin Templeton, Fidelity, and others saying that a crypto bull market is underway. That’s never happened in any of the past cycles.

Another thing to note is Bitcoin moved above the 200-day moving average on August 19th. That last happened August 24th, 2025, and as you can see on this chart, Bitcoin made a huge move to over 100,000. In fact, since 2010, whenever Bitcoin is above its 200-day moving average, the 6-month forward return averages 193%, with a positive win ratio of 80%. That’s pretty powerful odds. And since 2012, for instance, there have been 9 crosses above the 200-day moving average. Eight of the nine were bull market flags.

The flows into Bitcoin ETFs also turned positive year-to-date. That won’t happen in a bear market.

And look at performance. In the third quarter, crypto crushed other macro assets by a country mile. Ethereum outperformed the S&P by 6,500 basis points. Keep in mind, this came in the midst of a hawkish Fed, surging oil prices, global bond yields rising, and tightening financial conditions. So the outperformance of crypto in the face of all that is a sign of a bull market.

And Tom DeMark, the exclusive advisor to Bitmine, says, “We’re confident that Ethereum markets will continue to trade higher. When a market rallies 100% off the low, it is often an indication of a potential trend reversal.”

And lastly, keep in mind, October 5th is the cycle bottom of the four-year cycle, meaning the bear market for Bitcoin ended, and a bull market is starting. So, as you can see, it’s all maths.

Now, we think this crypto bull market should be larger than the past cycles, basically the biggest bull market we’ve ever seen. And I’ll give you some reasons. The first is tokenization. In our view, tokenization is a far bigger driver than other bull markets. In 2016-2017, it was an ICO boom, primarily retail. In the 2019-2021 era, it was the NFTs, primarily retail. Last year was a stablecoin boom, but it got cut short because of the October 10th massive debt deleveraging slash auto-deleveraging event. But it’s different now. BlackRock wants to put most of its assets as tokenized assets. Robinhood’s Vlad Tenev says we’re at the beginning of a super cycle. In fact, he thinks everything that runs on traditional rails will eventually become on-chain slash tokenized.

And it’s a huge addressable market. Total liquid assets globally is around $200 trillion, but just the top three, stocks, bonds, and credit, would be $160 trillion. For every dollar that’s been tokenized or TVL’d on an L1 blockchain, it creates about $1 value for the blockchain. So if 10% moves on-chain, that creates a $16 trillion market.

And of course, as you can see, a lot of this is being built on Ethereum, whether it’s BlackRock, JPMorgan, even Robinhood. And Ethereum benefits from the deepest community. More developers combined than every other blockchain. So this is the tokenization wave. It’s institutional, unlike the prior waves.

Second, there’s a wealth transfer element here. Vlad Tenev recently mentioned there’s a $100 trillion wealth transfer underway, and I think many investors don’t realize it’s already happening. For instance, in just the last three years, look at that, over a trillion and a half dollars has been inherited from someone who’s passed away, probably someone who’s a baby boomer, to someone who’s a millennial or a Gen X. And that, of course, changes the mix of what they own. In the crypto bull market of 2019-2021, there was some inheritance, but it was a small effect, about $450 billion. But look at this upcoming bull market. There may be as much as $1.5 to $2 trillion being inherited. Again, a pronounced allocation away from credit towards digital assets and equities.

I think a lot of this allocation comes from private equity and private credit, which are going to face tremendous headwinds as yields have risen. And keep in mind, there’s institutional FOMO, because if crypto was the best performing macro asset in the midst of financial conditions tightening, imagine what will happen in the fourth quarter, again, as a bull market is starting.

The DATs are going to contribute to a larger bull market as well. DATs are a friend in a bull market, although a lot of people question the role of DATs, especially because only four DATs trade above NAV, including Bitmine. These other DATs will recover in the bull market, so think about that. They’re going to be absorbing supply. So in a bull, the DATs support the L1s. For instance, Ethereum DATs combined own $21 billion of Ethereum. That’s 7% less of the network available, and in other bull markets, there wasn’t this entity that absorbed that much supply. So guess what? If demand’s recovering and supply has shrunk, we should expect big price moves.

And keep in mind, crypto is an AI downstream story. We’ve talked about this before, but as memory and chips corrected, the Mag 7, software, and crypto should gain, and that’s exactly how it’s played out. And we know why. Agents are going to carry digital wallets, and they’re a rising share of all traffic, and of course, we have to worry about their capabilities. We have to keep humans in the loop. And of course, that’s why crypto plays a role.

And that takes us to Bitmine. We think it’s really well positioned to outperform this cycle. So the first thing the company’s doing is maximizing its exposure to ETH in this bull market. Ethereum has been range-bound for the last five years. But it broke out of those ranges in the past. A 227x move in 2016. A 54x move in 2019-2020. And with tokenization and agentic AI, could this be a 25x move? Probably. And look at what happens with Bitmine’s share price. Bitmine is 90% correlated to the move in ETH. So if ETH gets to $22,000, that’s $300 to $500 for Bitmine shares. If ETH gets to $62,000, that’s $1,200 to $1,500 per share. And Bitmine’s currently at $26.

Bitmine is also reaching a 5% target of Ethereum supply, because that optimizes shareholder value. The company accomplished a lot in its first year of operations, but notably, we reached almost 6 million ETH. And we’re pretty close to our 5% target. Here’s the progress we made since June 30th of last year, and you can see it took 15 months to get to 6 million ETH. And that all happened in the middle of a bear market. So we need to get about 100,000 more ETH, and that’s about it.

Here’s the thing. All that accumulation took place in this bear market here. And now we’re done stacking while a bull market is starting. So if we’re done stacking, but ETH goes up a lot, you can imagine that we’ll outperform Ethereum.

And DATs track the price of treasuries, but they should outperform, and that’s what we’ve done. Bitmine outperformed in 2025 by 48,000 basis points versus Ethereum. Think about that. From June 30th to December 31, Ethereum was up 22%. Bitmine was up 500%. And in 2026, in the middle of a bear market, Bitmine was up 3%, while Ethereum’s down 9%. And in total, 53,500 basis points of outperformance since inception. I’d say we’re clearly outperforming ETH.

One of the reasons we did that is we executed the largest crypto buyback ever. On July 14th, Bitmine began a stock buyback, which was pretty much at the lows. Then we bought back 21 million shares, the largest crypto buyback ever, $350 million, and we completed that on August 17th. But as you can see, that helped establish the low for Bitmine’s stock price.

And we issued an ETH credit. And I don’t know if you’ve really appreciated how much it’s outperformed. We issued this at $80 a share on June 2026, and it’s currently $99. So pretty substantial outperformance. But consider this. It’s been in the middle of a big bond bear market. Treasuries are down 8% in that same timeframe. Investment grade down 6, high yield down 3, and yet Bitmine has gained 24% on price. That is pretty substantial outperformance as credit. And as you can see, the cost of debt for Bitmine’s perpetual preferreds, or the cost of funds, really, is 9.56%. It’s much lower than that of a Bitcoin or a Solana Treasury.

And lastly, we want to leverage our substantial scale to optimize opportunities in both tokenization and the Ethereum ecosystem. Foremost is MAVAN. It’s the largest single staking operator in the world, managing $2 billion of other people’s crypto. But as you can see, this is allowing us to also generate substantial staking rewards, about a million dollars per day.

And we have our moonshot in Eightco. It’s the largest holder of World tokens. That’s the crypto project founded by Sam Altman, but it owns a big stake in OpenAI. And you can see similar companies are trading at six times NAV. I do think Eightco is a great investment for us.

We’re also the largest corporate shareholder in Beast Industries. MrBeast owns and acquires Step Financial. We believe they’re going to be creating a financial services empire that is the Gen Z, Gen Alpha for Robinhood, Chime, and SoFi.

And we’ve led the investment in the Ethereum Foundation spin-offs. ETH Labs, Ethereum Institutional, and ETH Systems. We’re the lead investor, of course. We all want to support the ecosystem.

So, in conclusion, the big money is not in the buying and selling, but in the waiting, according to Charlie Munger. He is the original HODL. And of course, this is coming at a time when we may have the largest crypto bull market ever. Thanks for listening, and I’ll speak to you soon.